Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization

Brea Power Partners, LP	Delaware

Ridgewood Olinda, LLC	Delaware

Ridgewood Rhode Island Generation LLC	Delaware

Stillwater Hydro Partners, LP	Delaware